UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                        Date of Report: February 11, 2005
                        (Date of earliest event reported)



                           QUEST RESOURCE CORPORATION
             (Exact name of registrant as specified in its charter)



          Nevada                        0-17371            88-0182808
     (State or other jurisdiction     (Commission       (I.R.S. Employer
  of incorporation or organization)   File Number)    Identification Number)



                         9520 North May Ave., Suite 300
                          Oklahoma City, Oklahoma 73120
          (Address of principal executive offices, including zip code)



                                 (405) 488-1304
              (Registrant's telephone number, including area code)





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Item 1.01.  Entry into a Material Definitive Agreement.

     As previously disclosed, in December 2003, the direct subsidiary companies of Quest Resource Corporation (the "Company") formed a subsidiary company, Quest Cherokee, LLC, a Delaware limited liability company ("Quest Cherokee") to acquire certain oil and gas assets of Devon Energy Corporation located in the Cherokee Basin area of northeastern Oklahoma and southeastern Kansas (the "Devon Acquisition"). Concurrent with the Devon Acquisition, the Company contributed its other Cherokee Basin oil and gas assets to Quest Cherokee and it became the Company's primary operating subsidiary.

     The Devon Acquisition was financed with the proceeds of a credit facility and the issuance of $51 million of Quest Cherokee's 15% Junior Subordinated Promissory Notes (the "Original Notes") to Cherokee Energy Partners, LLC ("Cherokee Partners"), which is wholly-owned by ArcLight Energy Partners Fund I, L.P. ("ArcLight"), pursuant to the terms of a Note Purchase Agreement (the "Note Purchase Agreement") dated as of December 22, 2003 between Quest Cherokee and Cherokee Partners. In connection with Cherokee Partners' purchase of the Original Notes, Quest Cherokee's original limited liability company agreement was amended and restated (as amended and restated, the "LLC Agreement") to, among other things, provide for Class A units and Class B units of membership interest, with all of the Class A units being issued to Cherokee Partners, and all of the Class B units being issued to the Company's direct subsidiaries. See the Company's Form 8-K filed on January 6, 2004 for additional information related to the terms of Cherokee Partners' investment. On July 22, 2004, Quest Cherokee refinanced the credit facility entered into in connection with the Devon Acquisition with its current $155 million credit facility (the "Credit Agreement").

     Between July 22, 2004 and November 30, 2004, Quest Cherokee drilled 225 new wells, which was 97 wells in excess of its budgeted number of wells to be drilled during that period. Quest Cherokee drilled the additional wells in order to maximize efficiencies as it expanded its pipeline system to new regions. During the same period, Quest Cherokee only connected 86 new wells to its pipeline gathering system, which was 117 wells less than its budgeted number of wells to be connected during that period. The decrease in the number of new wells connected was due to unseasonable weather and labor delays that significantly slowed the pace of connections. In addition, the connection of new wells was also slowed by Quest Cherokee's decision to expand its trunk line system to increase its long term capacity. As a result, Quest Cherokee's average daily gross production for the month of November was 32,453 mmcfe/day as compared to an average daily gross production for the month of July of 32,548 mmcfe/day. As a result of the foregoing, in January 2005, Quest Cherokee determined that it was not in compliance with the leverage and interest coverage ratios in the Credit Agreement for the quarter ended November 30, 2004.

     During the period from November 30, 2004 through February 16, 2004, Quest Cherokee has connected an additional 92 new wells and has increased its average daily gross production to 34,494 mmcfe/day for the first 14 days of February. In addition, since the beginning of January management has been working with ArcLight and its lenders to provide additional funds to Quest Cherokee and to waive the defaults under the Credit Agreement.

     On February 11, 2005, Quest Cherokee and Cherokee Partners amended and restated the Note Purchase Agreement to provide for the issuance to Cherokee Partners of up to $15 million of additional 15% Junior Subordinated Promissory Notes (the "Additional Notes" and together


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


with the Original Notes, the "Subordinated Notes") pursuant to the terms of an amended and restated note purchase agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference (the "Amended Note Purchase Agreement"). Also on February 11, 2005, Quest Cherokee issued $5 million of Additional Notes to Cherokee Partners (the "Second Issuance"). As a condition to the Second Issuance, the following changes were made to the terms of Cherokee Partners' original investment in Quest Cherokee:

     (i) the make-whole payment due to Cherokee Partners in the event that Quest Cherokee is dissolved was changed from (a) the difference between the amount Cherokee Partners has received on account of principal and interest on the Original Notes and 150% of the original principal amount of the Original Notes, to (b) the difference between the amount Cherokee Partners has received on account of principal and interest on the Subordinated Notes and 140% of the original principal amount of the Subordinated Notes--this change effectively removed any make-whole premium with respect to the Additional Notes in the event of an early liquidation of Quest Cherokee;

     (ii) the portion of Quest Cherokee's net cash flow that is required to be used to repay the Subordinated Notes was increased from 85% to 90%, and the portion of the net cash flow distributable to the Company's subsidiaries, as the holders of all of Quest Cherokee's Class B units, was decreased from 15% to 10%, until the Subordinated Notes have been repaid; and

     (iii) after the Subordinated Notes have been repaid and Cherokee Partners has received a 30% internal rate of return on its investment in Quest Cherokee, Quest Cherokee's net cash flow will be distributed 35% to Cherokee Partners (as the holder of the Class A Units) and 65% to the Company's subsidiaries (as the holders of the Class B Units); previously such net cash flow would have been distributed 30% to Cherokee Partners and 70% to the Company's subsidiaries.

     The Amended Note Purchase Agreement also provides for Quest Cherokee to issue to Cherokee Partners Additional Notes in the principal amount of $7,000,000 (the "Third Issuance"). The Third Issuance is conditioned on, among other things, Quest Cherokee obtaining a waiver from the lenders under the Credit Agreement with respect to Quest Cherokee's default under the Credit Agreement and an amendment to the Credit Agreement to permit the issuance of Additional Notes to Cherokee Partners. Quest Cherokee is presently in negotiations with its lenders under the Credit Agreement to obtain the necessary waivers and amendments to the Credit Agreement to permit the Third Issuance and to obtain $5 million of additional term loans from the lenders under the Credit Agreement. However, no assurance can be given that such waivers and amendments will be obtained.

     Finally, the Amended Note Purchase Agreement provides Quest Cherokee with the option to issue to Cherokee Partners Additional Notes in the principal amount of $3,000,000 (the "Fourth Issuance"). In the event of the Fourth
Issuance:

     (i) the interest rate on the Subordinated Notes would increase from 15% to 20%;

     (ii) the portion of Quest Cherokee's net cash flow that is required to be used to repay the Subordinated Notes would be further increased from 90% to 95%, and


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


     the portion of the net cash flow distributable to the Company's subsidiaries, as the holders of all of Quest Cherokee's Class B units, would be further decreased from 10% to 5%, until the Subordinated Notes have been repaid; and

     (iii) after the Subordinated Notes have been repaid and Cherokee Partners has received a 30% internal rate of return on its investment in Quest Cherokee, Quest Cherokee's net cash flow would be distributed 40% to Cherokee Partners (as the holder of the Class A Units) and 60% to the Company's subsidiaries (as the holders of the Class B Units).

     It is not currently anticipated that Quest Cherokee will exercise its option to issue any Additional Notes in a Fourth Issuance.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     On February 14, 2005, Mr. Douglas L. Lamb resigned his position as the President and Chief Operating Officer of Quest Cherokee, LLC and the Company's subsidiary Quest Energy Service, Inc. effective February 18, 2005. Mr. Lamb will retain his title as President and Chief Operating Officer of the Company.

     On February 16, 2005, Mr. Jerry Cash, the Company's Chief Executive Officer, was appointed, effective February 18, 2005, as President of Quest Cherokee, LLC by Quest Cherokee, LLC's managers and as President and Chief Operating Officer of Quest Energy Service, Inc. by Quest Energy Service, Inc.'s board of directors.

     Also on February 16, 2005, Mr. Richard Marlin was appointed as the Chief Operating Officer for Quest Cherokee, LLC by Quest Cherokee, LLC's managers, effective as of February 18, 2005.

     The terms of employment of Mr. Cash remain the same and continue to be governed by his prior employment agreement with Quest Resource Corporation, which agreement was filed as Exhibit 10.5 to Quest Resource Corporation's Form 10-KSB for the fiscal year ended May 31, 2003, as filed with the Securities and Exchange Commission on August 29, 2003. A summary of the employment agreement is contained in Quest Resource Corporation's definitive proxy statement on Schedule 14A for its annual meeting on November 16, 2004, as filed with the Securities and Exchange Commission on September 28, 2004, which is incorporated herein by reference. Mr. Marlin does not have an employment agreement.

     Information regarding the employment experience and other information regarding Mr. Cash and Mr. Marlin are provided in Quest Resource Corporation's definitive proxy statement on Schedule 14A for its annual meeting on November 16, 2004, as filed with the Securities and Exchange Commission on September 28, 2004, which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits

     The following material is furnished pursuant to Item 9.01 as an exhibit to this Current Report on Form 8-K.


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      (c) Exhibits


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


    Exhibit Number   Description
    --------------   -----------

         4.1 Amended and Restated Note Purchase Agreement, by and between, Quest Cherokee, LLC and Cherokee Energy
                     Partners, LLC, dated as of the 11th day of February, 2005.

         10.1 Amendment to the Amended and Restated Limited Liability Company Agreement of Quest Cherokee, LLC, by and among Cherokee Energy Partners LLC, Quest Oil & Gas Corporation, Quest Energy Service, Inc., STP Cherokee, Inc., Ponderosa Gas Pipeline Company, Inc., Producers Service Incorporated and J-W Gas Gathering, L.L.C., dated as of the 22nd day of December, 2003 (the Second Issuance LLC Amendment).



                                  SIGNATURES
                                  ----------



     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               QUEST RESOURCE CORPORATION



                               By: /s/ David Grose
                                   ------------------------------
                                   Chief Financial Officer

      Date:  February 17, 2005


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